Exhibit 10.4

Grant Acceptance

            , 20

Dear                              :

As you were previously advised, on February 16, 2010 (the “Grant Date”), the Compensation Committee (the “Committee”) of the Board of Directors of Liberty Global, Inc. (the “Company”) approved the Award to you pursuant to the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) (the “LGI Incentive Plan”) of the aggregate number of restricted share units (“RSUs”), each representing the right to receive one share of Series      Common Stock (the “RSU Award”), set forth on the signature page hereto. The RSU Award represents the method of payment selected by the Committee for the following installments of your Earned Award under the Company’s Senior Executive Performance Incentive Plan (As Amended and Restated Effective May 2, 2007) (the “Performance Plan”): September 30, 2010, March 31, 2011 and September 30, 2011. The RSU Award equals          of the portion of your Earned Award due on each such installment date. Capitalized terms used and not otherwise defined in this Grant Acceptance have the meaning ascribed thereto in the Performance Plan, including, where applicable, the LGI Incentive Plan. On each such installment date, one-third of the RSU Award will vest, subject to forfeiture or acceleration as provided in Article IV and Section 5.2 of the Performance Plan. Upon forfeiture of any unvested RSUs, such RSUs will be immediately cancelled and you will cease to have any rights with respect thereto. You will have no rights of a stockholder with respect to any shares of Common Stock represented by any RSUs included in the RSU Award unless and until such time as shares of Common Stock represented by vested RSUs have been delivered to you as described below. The RSU Award is subject to all of the terms and conditions of your Participation Certificate, the Performance Plan and the LGI Incentive Plan, and administrative interpretations of the Committee under the Performance Plan and LGI Incentive Plan.

As soon as practicable after the vesting of the RSUs included in the RSU Award, and subject to the withholding referred to below, the Company will cause to be delivered to you a statement of holdings reflecting that the shares of Common Stock represented by such vested RSUs are held for your benefit in uncertificated form by the third party service provider designated by the Company (currently UBS Financial Services Inc.). Delivery will be deemed effected for all purposes when the statement of holdings reflecting such shares of Common Stock has been delivered personally to you or, if delivery is by mail, when the statement of holdings has been deposited in the United States mail, addressed to you.

To the extent that the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the vesting of all or any portion of the RSU Award, the Company shall withhold from the shares of Common Stock represented by the vested RSUs and otherwise deliverable to you a number of shares of Common Stock with an aggregate Fair Market Value equal to the amount required to be withheld by the Company under such tax laws in connection with the vesting of such RSUs, as determined by the Company (the “Required Withholding Amount”), unless you remit the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Notwithstanding any other provision of this Grant Acceptance, the delivery of any shares of Common Stock represented by vested RSUs may be postponed until any required withholding taxes have been paid to the Company.

Your acceptance hereof shall evidence your explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, your employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Performance Plan. You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any shares of stock or directorships or other positions held in the Company, its subsidiaries and affiliates, and details of the RSU Award, for the purpose of implementing, administering and managing the Performance Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Performance Plan, that these recipients may be located in your home country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Performance Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon settlement of the RSU Award.

You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Performance Plan. You understand that you may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your continued ability to participate in the Performance Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, you may contact your local human resources representative.

Please signify your acceptance of the RSU Award in payment of ___ of each of the September 30, 2010, March 31, 2011 and September 30, 2011 installments of your Earned Award by selecting “ACCEPTED” where indicated no later than                     , 20    . The RSU Award will not be deemed granted until you accept the RSU Award.

Liberty Global, Inc.

Grant No.

Number of RSUs (Series      Common Stock) Awarded:

ACCEPTED:

Grantee Name:

Address:

Optionee ID:

2